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                           October 3, 2022

       Gary A. Norcross
       President and Chief Executive Officer
       Fidelity National Information Services, Inc.
       601 Riverside Avenue
       Jacksonville, FL 32204

                                                        Re: Fidelity National
Information Services, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 15,
2022
                                                            File No. 001-16427

       Dear Gary A. Norcross:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                           Sincerely,


                           Division of Corporation Finance

                           Disclosure Review Program